Exhibit 99.1

PARSONS®

FIRST QUARTER 2025

Earnings Press Release

Parsons* third quarter 2022 earnings press release

Parsons Reports Record First Quarter 2025 Results

Q1 2025 Financial Highlights

▪
Record Q1 revenue of $1.6 billion increases 1% year-over-year; decreases 2% on an organic basis
▪
11% revenue growth excluding confidential contract; increases 7% on an organic basis
▪
Record Q1 net income of $66 million increases $26 million year-over-year
▪
Record Q1 earnings per share increases 61% to $0.60
▪
Record Q1 adjusted EBITDA increases by 5% to $149 million; record adjusted EBITDA margin of 9.6% increases 40 basis points
▪
Strong book-to-bill ratio of 1.1x supported by a 1.4x ratio in the company's Critical Infrastructure segment
▪
Total backlog increases to $9.1 billion, a company record
▪
Reiterating fiscal year 2025 guidance ranges for all financial metrics

Chantilly, VA – April 30, 2025 Parsons Corporation (NYSE: PSN) today announced financial results for the first quarter ended March 31, 2025.

CEO Commentary

“We are pleased with our performance during Q1 as we achieved record first quarter results for total revenue, net income, earnings per share, adjusted EBITDA, adjusted EBITDA margin, and total and funded backlog are at all time highs,” said Carey Smith, chair, president, and chief executive officer. “We also delivered a $52 million year-over-year improvement in our operating cash flow, achieved our best employee retention since 2020, and we reported a 1.1x book-to-bill ratio, which was supported by a 1.4x ratio in our Critical Infrastructure segment.

Our balanced portfolio and six growing and profitable end markets are enabling us to achieve mid- to high- single-digit organic growth across our portfolio excluding our confidential contract. In Critical Infrastructure, we are capitalizing on unprecedented global infrastructure spending and leveraging our strong position and reputation in the North America and Middle East markets. In Federal Solutions, our portfolio is aligned with the new Administration’s national security priorities, as well as their desire to deliver fast, innovative and operationally relevant solutions that outpace near peer threats. As a result of these tailwinds and the confidence I have in our team’s ability to continue to deliver strong financial results, I am extremely excited about our bright future and our ability to continue to drive long-term shareholder value.”

First Quarter 2025 Results

Year-over-Year Comparisons (Q1 2025 vs. Q1 2024)

Total revenue for the first quarter of 2025 increased by $19 million, or 1%, to $1.6 billion and was down 2% on an organic basis. Excluding the company's confidential contract, total revenue growth was 11% and organic revenue growth was 7% driven by double-digit growth in Parsons' cyber, transportation, and environmental remediation markets. Operating income increased 7% to $109 million primarily due to stronger program performance and a decrease in incentive compensation. Net income increased 67% to $66 million due the factors that impacted operating income and the convertible debt repurchase loss recorded in Q1 2024. GAAP diluted earnings per share (EPS) attributable to Parsons was $0.60 in the first quarter of 2025, compared to $0.37 in the prior year period.

Adjusted EBITDA including noncontrolling interests for the first quarter of 2025 was $149 million, a 5% increase over the prior year period. Adjusted EBITDA margin expanded 40 basis points to 9.6% in the first quarter of 2025, compared to 9.2% in the first quarter of 2024. The adjusted EBITDA increase was driven by accretive acquisitions and improved program performance, partially offset by shift in contract mix. Adjusted EPS was $0.78 in the first quarter of 2025, compared to $0.70 in the first quarter of 2024. The year-over-year adjusted EPS increase was driven by the adjusted EBITDA increases noted above.

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Segment Results

Federal Solutions Segment

Federal Solutions Year-over-Year Comparisons (Q1 2025 vs. Q1 2024)

	Three Months Ended		Growth
	March 31, 2025	March 31, 2024	Dollars/ Percent	Percent
Revenue	$842,557	$909,608	$(67,051)	-7%
Adjusted EBITDA	$75,583	$92,590	$(17,007)	-18%
Adjusted EBITDA margin	9.0%	10.2%	-1.2%	-12%

First quarter 2025 revenue decreased $67 million, or 7%, compared to the prior year period and 9% on an organic basis. Excluding the company's confidential contract, Federal Solutions' revenue increased 8%, and 6% on an organic basis. These increases were driven by growth on existing contracts and the ramp-up of new task order wins specifically in the cyber and intelligence markets.

First quarter 2025 Federal Solutions adjusted EBITDA including noncontrolling interests decreased by $17 million, or 18% from the first quarter of 2024, and adjusted EBITDA margin decreased 120 basis points to 9.0% driven primarily by contract mix. As anticipated the company's guidance, strong growth on strategic cost type programs will impact Federal margins in 2025 while the business continues to execute well.

Critical Infrastructure Segment

Critical Infrastructure Year-over-Year Comparisons (Q1 2025 vs. Q1 2024)

	Three Months Ended		Growth
	March 31, 2025	March 31, 2024	Dollars/ Percent	Percent
Revenue	$711,803	$626,068	$85,735	14%
Adjusted EBITDA	$73,193	$48,503	$24,690	51%
Adjusted EBITDA margin	10.3%	7.7%	2.6%	34%

First quarter 2025 Critical Infrastructure revenue increased $86 million, or 14%, from the first quarter of 2024. This increase was driven by organic growth of 8% and inorganic revenue contributions from the company's BCC and TRS acquisitions. Organic growth was primarily driven by the ramp-up of recent contract wins in Parsons' North America business unit. The company's Middle East business also grew but was impacted by the timing of holidays and new business ramp. Large long-term contracts and recent wins in the Middle East are expected to drive additional growth in the second quarter of 2025 and continue for several years.

First quarter 2025 adjusted EBITDA including noncontrolling interests increased by $25 million, or 51%, compared to the prior year period. Adjusted EBITDA margin increased 260 basis points to 10.3% from 7.7% in the prior year period. These increases were driven primarily by the ramp-up of new programs, accretive acquisitions, and stronger program performance.

First Quarter 2025 Key Performance Indicators

▪
Book-to-bill ratio: 1.1x on net bookings of $1.8 billion.
▪
Book-to-bill ratio (trailing twelve-months): 1.0x on net bookings of $6.7 billion.
▪
Total backlog: $9.1 billion, up $42 million from Q1 2024. Total and funded backlog are at all-time highs.

parsons.com	©Parsons Corporation. All Rights Reserved. 3

▪
Cash flow used in operating activities: First quarter 2025: $12 million compared to $63 million in first quarter of 2024. The decreased cash consumption from the prior year period was driven by higher net income and strong collections in both segments.

Significant Contract Wins

Parsons continues to win new business across both segments and all six end markets. During the first quarter of 2025, the company won four single-award contracts worth more than $100 million each. After the first quarter of 2025 ended, the company won an additional contract worth more than $100 million.

▪
Awarded an option year totaling $243 million on a General Services Administration contract. This is for both new and continuing defense work delivering global quick reaction capabilities that leverage advanced technology solutions across the all-domain battlespace. This award is part of Parsons' cyber & intelligence end market, which continues to achieve double-digit revenue growth after two years with growth of more than 20%.
▪
Received $232 million in option year funding from a confidential customer in the company’s critical infrastructure protection market.
▪
Awarded a follow-on program and construction management contract in Dubai valued at over $200 million. In the UAE, Parsons is seeing continued growth in both its transportation and urban development markets.
▪
An additional $125 million ceiling value modification was added to Parsons' cyber threat hunt forward program.
▪
In space and missile defense, Parsons received a new $95 million contract for operational fielding and sustainment of the US Air Force's Europe Air Defense Early Warning Capability to U.S. and NATO-partners across the European Command Area of Operations.
▪
Awarded a new five-year $49 million mixed use urban development project that includes design and construction supervision in Saudi Arabia.
▪
Awarded a new $42 million lead design contract for the proposed America’s River Crossing project, a pivotal infrastructure project aimed at enhancing transportation connectivity and economic growth in the Memphis region. This contract win marks a significant milestone for Parsons, further solidifying its position as a leader in long-span bridge design.
▪
Awarded a seat on a $1.5 billion IDIQ multiple award task order contract by the Air Force Civil Engineering Center to provide architect-engineer services addressing environmental issues, including emerging contaminants such as per- and polyfluoroalkyl substances. The contract includes a five-year base period and five one-year option periods, including an option to extend another six months.
▪
After the first quarter of 2025 ended, Parsons was awarded a new five-year single award task order for cyber assessment work with the Defense Threat Reduction Agency for a total ceiling value of $138 million.

Additional Corporate Highlights

Parsons continues its 80-year history of cultivating a responsible enterprise. During the quarter, the company was named one of the World’s Most Ethical Companies by Ethisphere for the 16th consecutive year.

▪
Parsons announced and closed its acquisition of TRS Group, an industry leader in PFAS, thermal, and holistic environmental remediation, having cleaned hazardous and toxic substances from soil, groundwater, and fire suppression systems for global clients. This $37 million acquisition enhances Parsons' environmental remediation capabilities in both operating segments and serves as a force multiplier for the company's industry-leading PFAS remediation solutions.

parsons.com	©Parsons Corporation. All Rights Reserved. 4

▪
Named by Ethisphere as one of the 2025 World’s Most Ethical Companies. The company has been honored with this recognition for 16 consecutive years.
▪
Parsons Board of Directors increased the company's stock repurchase authorization to $250 million. During the first quarter of 2025, the company repurchased approximately 424,000 shares at an average price of $58.95 for an aggregate purchase price of $25 million. Inception to date, Parsons has repurchased approximately 2.1 million shares at an average price of $48.98 for an aggregate purchase price of $105 million. $225 million of authorization remains under Parsons’ current increased share repurchase program.

Fiscal Year 2025 Guidance

The company is reiterating its fiscal year 2025 revenue, adjusted EBITDA, and cash flow from operations guidance ranges. The table below summarizes the company’s fiscal year 2025 guidance.

Current Fiscal Year 2025 Guidance
Revenue	$7.0 billion - $7.5 billion
Adjusted EBITDA including non-controlling interest	$640 million - $710 million
Cash Flow from Operating Activities	$420 million - $480 million

Net income guidance is not presented as the company believes volatility associated with interest, taxes, depreciation, amortization and other matters affecting net income, including but not limited to one-time and nonrecurring events and impact of M&A, will preclude the company from providing accurate net income guidance for fiscal year 2025.

Conference Call Information

Parsons will host a conference call today, April 30, 2025, at 8:00 a.m. ET to discuss the financial results for its first quarter 2025.

Access to a webcast of the live conference call can be obtained through the Investor Relations section of the company's website (https://investors.parsons.com). Those parties interested in participating via telephone may register on the Investor Relations website or by clicking here.

A replay will be available on the company's website approximately two hours after the conference call and continuing for one year.

About Parsons Corporation

Parsons (NYSE: PSN) is a leading disruptive technology provider in the national security and global infrastructure markets, with capabilities across cyber and intelligence, space and missile defense, transportation, environmental remediation, urban development, and critical infrastructure protection. Please visit Parsons.com and follow us on LinkedIn and Facebook to learn how we’re making an impact.

Forward-Looking Statements

This Earnings Release and materials included therewith contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on our current expectations, beliefs, and assumptions, and are not guarantees of future performance. Forward-looking statements are inherently subject to uncertainties, risks, changes in circumstances, trends and factors that are difficult to predict, many of which are outside of our control. Accordingly, actual performance, results and events may vary materially

parsons.com	©Parsons Corporation. All Rights Reserved. 5

from those indicated in the forward-looking statements, and you should not rely on the forward-looking statements as predictions of future performance, results or events. Numerous factors could cause actual future performance, results and events to differ materially from those indicated in the forward-looking statements, including, among others: the impact of COVID-19; any issue that compromises our relationships with the U.S. federal government or its agencies or other state, local or foreign governments or agencies; any issues that damage our professional reputation; changes in governmental priorities that shift expenditures away from agencies or programs that we support; our dependence on long-term government contracts, which are subject to the government’s budgetary approval process; the size of addressable markets and the amount of government spending on private contractors; failure by us or our employees to obtain and maintain necessary security clearances or certifications; failure to comply with numerous laws and regulations; changes in government procurement, contract or other practices or the adoption by governments of new laws, rules, regulations and programs in a manner adverse to us; the termination or nonrenewal of our government contracts, particularly our contracts with the U.S. government; our ability to compete effectively in the competitive bidding process and delays, contract terminations or cancellations caused by competitors’ protests of major contract awards received by us; our ability to generate revenue under certain of our contracts; any inability to attract, train or retain employees with the requisite skills, experience and security clearances; the loss of members of senior management or failure to develop new leaders; misconduct or other improper activities from our employees or subcontractors; our ability to realize the full value of our backlog and the timing of our receipt of revenue under contracts included in backlog; changes in the mix of our contracts and our ability to accurately estimate or otherwise recover expenses, time and resources for our contracts; changes in estimates used in recognizing revenue; internal system or service failures and security breaches; and inherent uncertainties and potential adverse developments in legal proceedings including litigation, audits, reviews and investigations, which may result in material adverse judgments, settlements or other unfavorable outcomes. These factors are not exhaustive and additional factors could adversely affect our business and financial performance. For a discussion of additional factors that could materially adversely affect our business and financial performance, see the factors including under the caption “Risk Factors” in our Annual Report with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 for the fiscal year ended December 31, 2024, on Form 10-K, filed on February 19, 2025, and our other filings with the Securities and Exchange Commission.

All forward-looking statements are based on currently available information and speak only as of the date on which they are made. We assume no obligation to update any forward-looking statements made in this presentation that becomes untrue because of subsequent events, new information or otherwise, except to the extent we are required to do so in connection with our ongoing requirements under federal securities laws.

Media:	Investor Relations:
Bryce McDevitt	Dave Spille
Parsons Corporation	Parsons Corporation
(703) 851-4425	(571) 775-0408
Bryce.McDevitt@Parsons.com	Dave.Spille@Parsons.us

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PARSONS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31, 2025	March 31, 2024

Revenue	$1,554,360	$1,535,676
Direct cost of contracts	1,200,377	1,210,827
Equity in losses of unconsolidated joint ventures	(687)	(2,060)
Selling, general and administrative expenses	244,063	220,945
Operating income	109,233	101,844
Interest income	2,142	1,152
Interest expense	(12,246)	(12,998)
Convertible debt repurchase loss	-	(18,355)
Other income (expense), net	1,635	(3,326)
Total other income (expense)	(8,469)	(33,527)
Income before income tax expense	100,764	68,317
Income tax expense	(18,977)	(13,324)
Net income including noncontrolling interests	81,787	54,993
Net income attributable to noncontrolling interests	(15,584)	(15,243)
Net income attributable to Parsons Corporation	66,203	39,750
Earnings per share:
Basic	$0.62	$0.37
Diluted	$0.60	$0.37

Weighted average number shares used to compute basic and diluted EPS

(In thousands) (Unaudited)

	Three Months Ended
	March 31, 2025	March 31, 2024
Basic weighted average number of shares outstanding	106,831	106,037
Dilutive effect of stock-based awards	1,637	1,502
Dilutive effect of warrants	440	21
Dilutive effect of convertible senior notes	2,118	6,802
Diluted weighted average number of shares outstanding	111,026	114,362

Net income available to shareholders used to compute diluted EPS as a result of adopting the if-converted method in connection with the Convertible Senior Notes

(In thousands) (Unaudited)

	Three Months Ended
	March 31, 2025	March 31, 2024
Net income attributable to Parsons Corporation	$66,203	$39,750
Convertible senior notes if-converted method interest adjustment	54	2,766
Diluted net income attributable to Parsons Corporation	$66,257	$42,516

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PARSONS CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except share information)

	March 31, 2025	December 31, 2024
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents (including $78,952 and $202,121 Cash of consolidated joint ventures)	$269,745	$453,548
Accounts receivable, net (including $394,220 and $294,700 Accounts receivable of consolidated joint ventures)	1,124,951	1,100,396
Contract assets (including $8,485 and $7,906 Contract assets of consolidated joint ventures)	822,781	741,504
Prepaid expenses and other current assets (including $15,697 and $14,723 Prepaid expenses and other current assets of consolidated joint ventures)	183,694	166,952
Total current assets	2,401,171	2,462,400

Property and Equipment, net (including $2,489 and $2,971 Property and equipment of consolidated joint ventures)	121,753	111,575
Right of use assets, operating leases (including $5,050 and $5,726 Right of use assets, operating leases of consolidated joint ventures)	148,715	153,048
Goodwill	2,107,072	2,082,680
Investments in and advances to unconsolidated joint ventures	142,248	138,759
Intangible assets, net	339,655	349,937
Deferred tax assets	131,963	133,450
Other noncurrent assets	56,567	56,113
Total assets	$5,449,144	$5,487,962

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable (including $52,267 and $28,214 Accounts payable of consolidated joint ventures)	$288,519	$207,589
Accrued expenses and other current liabilities (including $196,814 and $198,797 Accrued expenses and other current liabilities of consolidated joint ventures)	783,686	894,425
Contract liabilities (including $68,462 and $66,144 Contract liabilities of consolidated joint ventures)	297,511	289,799
Short-term lease liabilities, operating leases (including $3,104 and $3,522 Short-term lease liabilities, operating leases of consolidated joint ventures)	53,137	52,725
Income taxes payable	7,692	7,701
Short Term Debt	434,925	463,405
Total current liabilities	1,865,470	1,915,644

Long-term employee incentives	26,479	31,818
Long-term debt	785,198	784,096
Long-term lease liabilities, operating leases (including $1,944 and $2,203 Long-term lease liabilities, operating leases of consolidated joint ventures)	108,336	114,386
Deferred tax liabilities	11,229	11,043
Other long-term liabilities	106,700	96,486
Total liabilities	$2,903,412	$2,953,473
Contingencies (Note 12)
Shareholders' equity:
Common stock, $1 par value; authorized 1,000,000,000 shares; 146,704,037 and 146,656,225 shares issued; 53,922,339 and 52,657,447 public shares outstanding; 52,900,764 and 54,117,904 ESOP shares outstanding	$146,704	$146,655
Treasury stock, 39,880,875 shares at cost	(815,282)	(815,282)
Additional paid-in capital	2,660,487	2,684,829
Retained earnings	487,625	426,781
Accumulated other comprehensive loss	(25,740)	(26,594)
Total Parsons Corporation shareholders' equity	2,453,794	2,416,389
Noncontrolling interests	91,938	118,100
Total shareholders' equity	2,545,732	2,534,489
Total liabilities and shareholders' equity	$5,449,144	$5,487,962

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PARSONS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands,

(Unaudited)

	For the Three Months Ended
	March 31, 2025	March 31, 2024
Cash flows from operating activities:
Net income including noncontrolling interests	81,787	$54,993
Adjustments to reconcile net (loss) income to net cash used in operating activities
Depreciation and amortization	27,403	24,531
Amortization of debt issue costs	1,223	4,099
Loss (gain) on disposal of property and equipment	15	198
Convertible debt repurchase loss	-	18,355
Deferred taxes	1,555	4,796
Foreign currency transaction gains and losses	(786)	2,311
Equity in losses of unconsolidated joint ventures	687	2,060
Return on investments in unconsolidated joint ventures	12,963	16,106
Stock-based compensation	10,979	10,523
Contributions of treasury stock	17,764	15,030
Changes in assets and liabilities, net of acquisitions and consolidated joint ventures:
Accounts receivable	(21,015)	(110,066)
Contract assets	(78,015)	(11,715)
Prepaid expenses and other assets	(17,171)	(21,602)
Accounts payable	79,659	31,685
Accrued expenses and other current liabilities	(132,892)	(77,591)
Contract liabilities	3,153	(17,090)
Income taxes	(2)	(5,521)
Other long-term liabilities	906	(4,521)
Net cash used in operating activities	(11,787)	(63,420)
Cash flows from investing activities:
Capital expenditures	(13,473)	(9,436)
Proceeds from sale of property and equipment	-	2
Payments for acquisitions, net of cash acquired	(31,612)	-
Investments in unconsolidated joint ventures	(16,585)	(36,076)
Net cash used in investing activities	(61,670)	(45,510)
Cash flows from financing activities:
Proceeds from borrowings under credit agreement	145,900	153,200
Repayments of borrowings under credit agreement	(145,900)	(153,200)
Proceeds from issuance of convertible notes due 2029	-	800,000
Repurchases of convertible notes due 2025	(28,480)	(495,575)
Payments for debt issuance costs	-	(18,941)
Contributions by noncontrolling interests	260	-
Distributions to noncontrolling interests	(42,009)	(11,258)
Repurchases of common stock	(24,995)	-
Taxes paid on vested stock	(15,640)	(16,914)
Capped call transactions	-	(88,400)
Bond hedge termination	-	195,549
Redemption of warrants	-	(104,952)
Net cash (used in) provided by financing activities	(110,864)	259,509
Effect of exchange rate changes	518	(402)
Net increase (decrease) in cash, cash equivalents, and restricted cash	(183,803)	150,177
Cash, cash equivalents and restricted cash:
Beginning of year	453,548	272,943
End of period	269,745	$423,120

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Contract Awards

(in thousands)

	Three Months Ended
	March 31, 2025	March 31, 2024
Federal Solutions	$744,709	$1,282,640
Critical Infrastructure	1,021,797	799,669
Total Awards	$1,766,506	$2,082,309

Backlog

(in thousands)

	March 31, 2025	March 31, 2024
Federal Solutions:
Funded	$1,770,655	$1,804,251
Unfunded	2,799,723	3,450,328
Total Federal Solutions	4,570,378	5,254,579
Critical Infrastructure:
Funded	4,451,234	3,706,435
Unfunded	49,614	67,829
Total Critical Infrastructure	4,500,848	3,774,264
Total Backlog	$9,071,226	$9,028,843

Book-To-Bill Ratio1:

	March 31, 2025	March 31, 2024
Federal Solutions	0.9	1.4
Critical Infrastructure	1.4	1.3
Overall	1.1	1.4

Non-GAAP Financial Information

The tables under "Parsons Corporation Inc. Reconciliation of Non-GAAP Measures" present Adjusted Net Income attributable to Parsons Corporation, Adjusted Earnings per Share, Earnings before Interest, Taxes, Depreciation, and Amortization (“EBITDA”), Adjusted EBITDA, EBITDA Margin, and Adjusted EBITDA Margin, reconciled to their most directly comparable GAAP measure. These financial measures are calculated and presented on the basis of methodologies other than in accordance with U.S. generally accepted accounting principles ("Non-GAAP Measures"). Parsons has provided these Non-GAAP Measures to adjust for, among other things, the impact of amortization expenses related to our acquisitions, costs associated with a loss or gain on the disposal or sale of property, plant and equipment, restructuring and related expenses, costs associated with mergers and acquisitions, software implementation costs, legal and settlement costs, and other costs considered non-operational in nature. These items have been Adjusted because they are not considered core to the company’s business or otherwise not considered operational or because these charges are non-cash or non-recurring. The company presents these Non-GAAP Measures because management believes that they are meaningful to understanding Parsons’s performance during the periods presented and the company’s ongoing business. Non-GAAP Measures are not prepared in accordance with GAAP and therefore are not necessarily comparable to similarly titled metrics or the financial results of other companies. These Non-GAAP Measures should be considered a supplement to, not a substitute for, or superior to, the corresponding financial measures calculated in accordance with GAAP.

1 Book-to-Bill ratio is calculated as total contract awards divided by total revenue for the period.

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PARSONS CORPORATION

Non-GAAP Financial Information

Reconciliation of Net Income to Adjusted EBITDA

(in thousands)

	Three Months Ended
	March 31, 2025	March 31, 2024
Net income attributable to Parsons Corporation	$66,203	$39,750
Interest expense, net	10,104	11,846
Income tax expense	18,977	13,324
Depreciation and amortization (a)	27,403	24,531
Net income attributable to noncontrolling interests	15,584	15,243
Equity-based compensation	7,103	12,656
Convertible debt repurchase loss	-	18,355
Transaction-related costs (b)	3,701	2,886
Other (c)	(299)	2,502
Adjusted EBITDA	$148,776	$141,093
(a)
Depreciation and amortization for the three months ended March 31, 2025, is $19.5 million in the Federal Solutions Segment and $7.9 million in the Critical Infrastructure Segment. Depreciation and amortization for the three months ended March 31, 2024, is $19.8 million in the Federal Solutions Segment and $4.8 million in the Critical Infrastructure Segment.
(b)
Reflects costs incurred in connection with acquisitions and other non-recurring transaction costs, primarily fees paid for professional services and employee retention.
(c)
Includes a combination of gain/loss related to sale of fixed assets, software implementation costs, and other individually insignificant items that are non-recurring in nature.

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PARSONS CORPORATION

Non-GAAP Financial Information

Computation of Adjusted EBITDA Attributable to Noncontrolling Interests

(in thousands)

	Three Months Ended
	March 31, 2025	March 31, 2024
Federal Solutions Adjusted EBITDA attributable to Parsons Corporation	$75,532	$92,541
Federal Solutions Adjusted EBITDA attributable to noncontrolling interests	$51	49
Federal Solutions Adjusted EBITDA including noncontrolling interests	$75,583	$92,590

Critical Infrastructure Adjusted EBITDA attributable to Parsons Corporation	58,187	32,963
Critical Infrastructure Adjusted EBITDA attributable to noncontrolling interests	15,006	15,540
Critical Infrastructure Adjusted EBITDA including noncontrolling interests	$73,193	$48,503

Total Adjusted EBITDA including noncontrolling interests	$148,776	$141,093

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PARSONS CORPORATION

Non-GAAP Financial Information

Reconciliation of Net Income Attributable to Parsons Corporation to Adjusted Net Income Attributable to Parsons Corporation

(in thousands, except per share information)

	Three Months Ended
	March 31, 2025	March 31, 2024
Net income attributable to Parsons Corporation	$66,203	$39,750
Acquisition related intangible asset amortization	16,381	13,708
Equity-based compensation	7,103	12,656
Convertible debt repurchase loss	-	18,355
Transaction-related costs (a)	3,701	2,886
Other (b)	(299)	2,502
Tax effect on adjustments	(8,541)	(15,050)
Adjusted net income attributable to Parsons Corporation	84,548	74,807
Adjusted earnings per share:
Weighted-average number of basic shares outstanding	106,831	106,037
Weighted-average number of diluted shares outstanding (c)	108,468	107,539
Adjusted net income attributable to Parsons Corporation per basic share	$0.79	$0.71
Adjusted net income attributable to Parsons Corporation per diluted share	$0.78	$0.70

(a)
Reflects costs incurred in connection with acquisitions and other non-recurring transaction costs, primarily fees paid for professional services and employee retention.
(b)
Includes a combination of gain/loss related to sale of fixed assets, software implementation costs, and other individually insignificant items that are non-recurring in nature.
(c)
Excludes dilutive effect of convertible senior notes due 2025 due to bond hedge.

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